FOR IMMEDIATE RELEASE:	CONTACT:	Robert K. Chapman,
July 18, 2013		President and Chief Executive Officer
United Bancorp, Inc.
734-214-3801

UNITED BANCORP, INC. ANNOUNCES PLANS TO REDEEM
50% OF OUTSTANDING SHARES OF PREFERRED STOCK

•	Regulatory approval received for partial redemption
•	Partial redemption planned for third quarter of 2013
•
Excess cash at the holding company, retained earnings at the subsidiary bank, and line of credit are sources of funding of the partial redemption and possible future redemption of the remaining shares of preferred stock

ANN ARBOR, MI – United Bancorp, Inc. (OTCQB:UBMI) announced today that it intends to redeem 10,300 shares of its 20,600 shares of outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A ("Preferred Stock") that were originally issued to the United States Department of the Treasury ("U.S. Treasury") under the Troubled Asset Relief Program Capital Purchase Program. U.S. Treasury sold all 20,600 shares of Preferred Stock to private investors in June 2012.  The redemption of 50% of the outstanding shares of Preferred Stock is expected to occur on or before September 30, 2013. The Company has received all necessary regulatory approvals to complete the planned partial redemption.  Following completion of the planned partial redemption, 10,300 shares of Preferred Stock will remain outstanding.

The redemption price for shares of the Preferred Stock will be the stated liquidation preference amount of $1,000 per share, plus any accrued and unpaid dividends to but excluding the date of redemption. The Company anticipates the total cost of the partial redemption of shares of Preferred Stock will be approximately $10.4 million. Excess cash at the holding company and retained earnings at its subsidiary bank, United Bank & Trust (the "Bank"), available for dividend to the holding company are sources of funding of the planned partial redemption of Preferred Stock. In addition, the Company has received a commitment for a $10.0 million, twenty-four month revolving line of credit. Under the terms of the regulatory approval, up to $6.0 million of the line may be used to fund the planned partial redemption of Preferred Stock.  These sources of funding may also be available to fund the possible future redemption of the remaining shares of Preferred Stock.

Robert K. Chapman, President and Chief Executive Officer of United Bancorp, Inc., commented that while the Preferred Stock provided capital support during the recent economic crisis, the Company is now focused on redemption of the Preferred Stock. He noted that the terms of the Preferred Stock include an increase in the dividend rate from 5% to 9% in January 2014. Mr. Chapman indicated that the capital ratios of the Company and the Bank following the planned partial redemption will continue to exceed regulatory standards to be categorized as well-capitalized. In addition, the Bank's Tier 1 capital ratio will continue to exceed the 8.5% level required by resolution of the Company's Board of Directors.

About United Bancorp, Inc.

United Bancorp, Inc. is a community-based financial services company located in Washtenaw, Lenawee, Livingston and Monroe Counties in Michigan. United Bank & Trust is the Company's only subsidiary, and the Bank provides financial solutions to its clients based on their unique circumstances and needs, through a line of business delivery system that includes banking, mortgage, structured finance and wealth management. For more information, visit the Company's website at www.ubat.com.
This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release, the words "intends," "planned," "possible," "future," "expected," "anticipates," "may," "continue" and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning the planned partial redemption of shares of preferred stock and possible future redemption of the remaining shares of preferred stock. The planned partial redemption of shares of preferred stock will require the authorization of the Company's Board of Directors, which is yet to occur. Such statements are subject to certain risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.
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